EURAMAX HOLDINGS, INC.
FIRST QUARTER 2014 FINANCIAL RESULTS

Norcross, Georgia, May 9, 2014 – Euramax Holdings, Inc. (the "Company"), a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the first quarter of 2014. Net sales, operating loss, and adjusted EBITDA for the first quarter of 2014 were $169.9 million, $(5.0) million, and $4.4 million, respectively.
Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group's Business Advisory Practice, commented, “Our operating performance for the first quarter of 2014 reflects the unusually severe and sustained winter weather conditions that were experienced throughout many of our core sales territories in North America and factors associated with a modest economic recovery in Europe. We believe the negative weather conditions in North America may result in a shorter building season this year so we continue to carefully manage our costs as we attempt to gain greater visibility into our 2014 volumes."
Mr. Sawyer stated, “Although we experienced a small decline in consolidated net sales for the first quarter of 2014 compared to the prior year quarter, income from operations improved $2.4 million from a loss of $7.4 million in the first quarter of 2013 to a loss of $5.0 million in the first quarter of 2014. This improvement is primarily the result of a reduction in other operating charges in our European segments and other factors including the initial impact of various initiatives underway which we expect to reduce operating costs, improve efficiency and better position the Company for any potential improvement in external conditions."
Added Mr. Sawyer, “During the first quarter we also announced strategic modifications to our management structure which we believe will drive speed of execution, while enabling the Company to continue to provide innovative solutions and high quality products to its customers in the North American market.”
First Quarter 2014 Financial Summary

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Net sales declined $2.6 million, or 1.5%, to $169.9 million in the first quarter of 2014 compared to $172.5 million in the first quarter of 2013. Net sales in the Company's U.S. Residential Building Products segment declined primarily due to lower selling prices as a result of a decline in aluminum commodity costs and unfavorable changes in product mix. These declines were partially offset by higher sales of vinyl window and patio offerings driven by broader demand in the repair and remodel sector. In the U.S. Commercial Products segment, lower demand in both the post frame and architectural construction markets negatively impacted net sales, partially offset by higher demand from OEMs in the transportation and RV markets. Net sales in the Company's European segments, excluding the impact of foreign currency fluctuations, declined compared to the first quarter of 2013, primarily as a result of lower demand for factory built holiday homes in the United Kingdom and specialty coated coil and panels used in architectural and industrial projects in Western Europe. These declines were partially offset by higher sales from OEMs in the RV and transportation markets and from ongoing business development initiatives in emerging markets. The strengthening of the euro and British pound sterling against the U.S. dollar resulted in an approximate $2.9 million increase in net sales during the quarter.

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Income from operations improved $2.4 million to a loss of $5.0 million in the first quarter of 2014 compared to a loss of $7.4 million for the first quarter of 2013. The improvement in operating income in the first quarter of 2014 was primarily due to a $1.8 million decline in other operating charges to $1.0 million compared to a $2.8 million other operating charge recorded in the first quarter of 2013. Other operating charges in the first quarter of 2014 were primarily related to restructuring initiatives in our European operating segments. Income from operations also improved due to higher gross margins in the European Roll Coated Aluminum segment as a result of higher net sales in the RV market combined with business development initiatives during the first quarter of 2014.

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Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $4.4 million in the first quarter of 2014 compared to $5.4 million in the first quarter of 2013, a decrease of $1.0 million, or 18.5%.

Conference Call
The Company will host an investor conference call regarding its first quarter 2014 financial results at 1:00 p.m. Eastern Time on Tuesday, May 13, 2014. The call can be accessed through the following dial-in numbers: US/Canada: 866-952-1907; International: 785-424-1826: Conference ID: Euramax Earnings Call. A replay of the conference call will be available through Thursday, June 12, 2014. The replay may be accessed using the following dial-in information: US: 800-753-5207; International: 402-220-2156.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net loss is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 28, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,398	$8,977
Accounts receivable, less allowances of $2,239 and $2,235, respectively	92,123	73,996
Inventories, net	104,729	89,760
Income taxes receivable	315	982
Deferred income taxes	577	580
Other current assets	7,708	7,008
Total current assets	209,850	181,303
Property, plant and equipment, net	126,843	130,114
Goodwill	204,174	204,053
Customer relationships, net	37,374	40,631
Other intangible assets, net	6,923	7,073
Deferred income taxes	93	87
Other assets	7,959	8,712
Total assets	$593,216	$571,973
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$83,650	$57,262
Accrued expenses and other current liabilities	25,985	26,366
Accrued interest payable	21,772	9,020
Current portion of long-term debt	14,657	—
Deferred income taxes	606	605
Total current liabilities	146,670	93,253
Long-term debt	521,769	535,396
Deferred income taxes	19,853	18,980
Other liabilities	33,006	32,907
Total liabilities	721,298	680,536
Shareholders’ deficit:
Common stock	195	195
Additional paid-in capital	724,193	724,071
Accumulated loss	(863,022)	(843,750)
Accumulated other comprehensive income	10,552	10,921
Total shareholders’ deficit	(128,082)	(108,563)
Total liabilities and shareholders’ deficit	$593,216	$571,973

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended
	March 28, 2014	March 29, 2013
Net sales	$169,904	$172,545
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	146,971	149,170
Selling and general (excluding depreciation and amortization)	18,776	19,440
Depreciation and amortization	8,202	8,593
Other operating charges	965	2,774
Loss from operations	(5,010)	(7,432)
Interest expense	(13,765)	(13,598)
Other income (loss), net	196	(6,345)
Loss before income taxes	(18,579)	(27,375)
Provision for income taxes	693	741
Net loss	$(19,272)	$(28,116)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 28, 2014	March 29, 2013
Net cash used in operating activities	$(3,886)	$(23,328)
Cash flows from investing activities:
Proceeds from sales of assets	43	116
Capital expenditures	(1,488)	(2,226)
Net cash used in investing activities	(1,445)	(2,110)
Cash flows from financing activities:
Net borrowings on Dutch Revolving Credit Facility	14,657	11,510
Net (repayments) borrowings on ABL Credit Facility	(13,756)	7,802
Changes in cash overdrafts	236	—
Debt issuance costs	(88)	(175)
Net cash provided by financing activities	1,049	19,137
Effect of exchange rate changes on cash	(297)	464
Net decrease in cash and cash equivalents	(4,579)	(5,837)
Cash and cash equivalents at beginning of period	8,977	10,024
Cash and cash equivalents at end of period	$4,398	$4,187

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended
	March 28, 2014	March 29, 2013
Net loss	$(19,272)	$(28,116)

Add:
Interest expense	13,765	13,598
Depreciation and amortization	8,202	8,593
Provision for income taxes	693	741

Adjustments:
Other (income) loss, net (a)	(196)	6,345
Plant closure, severance, relocation and one-time compensation costs	764	1,513
Non-recurring executive consulting	222	—
Non-recurring consulting, legal and professional fees	140	15
Stock compensation expense	121	768
Loss on asset held for sale	—	1,594
Long term incentive plan	—	315
Adjusted EBITDA	$4,439	$5,366

(a)
Other income, net for the three months ended March 28, 2014 consisted primarily of translation gains on intercompany obligations due to the strengthening of the euro compared to the U.S. dollar totaling $0.2 million. Other loss, net for the three months ended March 29, 2013 was primarily comprised of translation losses of approximately $7.0 million on intercompany obligations, partially offset by gains of $0.4 million as a result of favorable legal settlements and $0.3 million on forward foreign currency contracts.